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Washington, D.C. 20549

SCHEDULE 14A

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TIME WARNER CABLE INC.

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On April 24, 2014, Time Warner Cable Inc. issued the following press release:

TIME WARNER CABLE REPORTS

2014 FIRST-QUARTER RESULTS

Best Residential Subscriber Performance in Five Years

Highlighted by Net Addition of 148,000 Customer Relationships

Diluted EPS Increased 27% to $1.70 per Share

“TWC Maxx” Rollout Has Begun in Parts of NYC and LA

***

NEW YORK, April 24, 2014 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2014.

Time Warner Cable Chief Executive Officer Rob Marcus said: “I’m very pleased with our performance this quarter. Our residential subscriber growth was the best in five years and our business services revenue growth was close to 25 percent. These results underscore our commitment to deliver on our financial and operating plan as we prepare for our merger with Comcast.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2014	2013	$	%
Revenue	$5,582	$5,475	$107	2.0%
Adjusted OIBDA(a)	$1,980	$1,912	$68	3.6%
Operating Income(b)	$1,092	$1,060	$32	3.0%
Diluted EPS(c)	$1.70	$1.34	$0.36	26.9%
Adjusted Diluted EPS(a)	$1.78	$1.41	$0.37	26.2%
Cash provided by operating activities(b)	$1,397	$1,394	$3	0.2%
Capital expenditures	$834	$770	$64	8.3%
Free Cash Flow(a)(b)	$629	$661	$(32)	(4.8%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $80 million and $31 million for the first quarters of 2014 and 2013, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $58 million and $29 million for the first quarters of 2014 and 2013, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

HIGHLIGHTS

Financial Highlights

—	First-quarter 2014 revenue grew 2.0% year over year, driven primarily by growth of 24.4% in business services revenue and 10.8% growth in residential high-speed data revenue.
—	Adjusted OIBDA increased 3.6% to nearly $2.0 billion. Operating Income increased 3.0% to nearly $1.1 billion.
—	Adjusted Diluted EPS increased 26.2% to $1.78. Diluted EPS increased 26.9% to $1.70.
—	First-quarter 2014 average monthly revenue per residential customer relationship (ARPU) grew 0.6% to $105.45. Residential high-speed data ARPU increased 8.7% to $46.32.

Operational Highlights

—	Overall first-quarter residential subscriber performance was the best in five years.
¡	Residential customer relationship net additions of 148,000 – most in over seven years
¡	Residential triple play net additions of 82,000 – most since first quarter 2012
¡	Residential high-speed data net additions of 269,000 – most since first quarter 2008
¡	Residential voice net additions of 107,000 – most since first quarter 2012
¡	Residential video net loss of 34,000 – least in five years
—	“TWC Maxx” rollout, including high-speed data speed increases to as much as 300 Mbps, has now begun in parts of New York City and Los Angeles.
—	TWC’s cloud-based guide with an advanced VOD portal was installed on 4.3 million set-top boxes at the end of the first quarter.
—	IntelligentHome net additions of 13,000 marked the best quarter ever; 57,000 customers at the end of the first quarter.

CHANGES IN BASIS OF PRESENTATION

Effective in the first quarter of 2014, the Company determined it has three reportable segments: Residential Services, Business Services and Other Operations. Additionally, during the first quarter of 2014, the Company revised its categorization of operating costs and expenses to be consistent with how such costs and expenses are presented to management and to provide a more meaningful presentation. The Company has recast its financial information and disclosures for prior periods to include (i) disclosure of segment results, which are discussed further below in “Detailed Segment Results” and Note 3 to the accompanying consolidated financial statements, and (ii) the revised categorization of operating costs and expenses, which had no impact on total operating costs and expenses, Operating Income or net income attributable to TWC shareholders for any period presented.

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the first quarter of 2014 increased 2.0% year over year primarily as a result of revenue growth at the Business Services and Other Operations segments, partially offset by a decrease at the Residential Services segment.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the first quarter of 2014 increased 3.6% driven by revenue growth, partially offset by a 1.1% year-over-year increase in operating expenses.

(in millions; unaudited)	1st Quarter
				Change
	2014	2013		$		%
Operating costs and expenses:
Programming and content	$ 1,309	$	1,275	$	34	2.7%
Sales and marketing	555		473		82	17.3%
Technical operations	371		372		(1)	(0.3%)
Customer care	205		197		8	4.1%
Other operating	1,162		1,246		(84)	(6.7%)

Total operating costs and expenses	$ 3,602	$	3,563	$	39	1.1%

The increase in operating expenses was primarily due to increased sales and marketing costs at the Residential Services and Business Services segments; higher programming costs at the Residential Services segment; and growth in costs associated with advertising inventory sold on behalf of other video distributors at the Other Operations segment; partially offset by a decline in voice costs at the Residential Services and Business Services segments and lower costs associated with the Company’s shared functions. The growth in total operating expenses also benefited from a $34 million decrease in pension expense.

Average monthly programming costs per total video subscriber grew 10.1% year over year to $36.51 for the first quarter of 2014.

Operating Income for the first quarter of 2014 increased 3.0% primarily due to higher Adjusted OIBDA and lower depreciation expense, partially offset by higher merger-related and restructuring costs. Merger-related and restructuring costs for the first quarter of 2014 included Comcast merger-related costs of $62 million (employee retention costs of $29 million and advisory and legal fees of $33 million), DukeNet Communications merger-related costs of $1 million and $17 million of restructuring costs primarily associated with employee terminations and other exit costs.

DETAILED SEGMENT RESULTS

Residential Services

Residential Services revenue declined as a result of decreases in video and voice revenue, partially offset by an increase in high-speed data revenue.

—	Residential video revenue decreased primarily due to a year-over-year decline in video subscribers.
—	The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as growth in high-speed data subscribers.
—	Residential voice revenue decreased due to lower average revenue per subscriber and fewer voice subscribers compared to the prior year.

Selected Residential Services Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2014	2013	$	%
Revenue:
Video	$2,495	$2,671	$(176)	(6.6%)
High-speed data	1,558	1,406	152	10.8%
Voice	496	519	(23)	(4.4%)
Other	19	15	4	26.7%

Total revenue	$4,568	$4,611	$(43)	(0.9%)

Adjusted OIBDA(a)	$2,132	$2,171	$(39)	(1.8%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

The decrease in Adjusted OIBDA was driven by the decrease in revenue discussed above, partially offset by a 0.2% decrease in operating costs and expenses as a result of lower other operating costs, partially offset by increases in sales and marketing costs and programming costs.

—	Sales and marketing costs increased 19.9% to $385 million primarily due to increased marketing activities as well as headcount growth and higher compensation costs per employee, particularly in retention.
—	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and, beginning in 2014, SportsNet LA, a third-party regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming) grew 2.9% to $1.3 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a decline in video subscribers. Average monthly programming costs per residential video subscriber grew 10.2% year over year to $37.69 for the first quarter of 2014, primarily driven by contractual rate increases.
—	Other operating costs decreased 34.8% to $167 million primarily due to declines in voice costs and bad debt expense. Voice costs were down $61 million due to the in-sourcing of voice transport, switching and interconnection services, as well as a year-over-year decline in voice subscribers.

Residential Services Subscriber Metrics

(in thousands)	12/31/2013	Net Additions (Declines)	3/31/2014
Video	11,197	(34)	11,163
High-speed data	11,089	269	11,358
Voice	4,806	107	4,913

Single play	5,660	35	5,695
Double play	4,741	31	4,772
Triple play	3,983	82	4,065

Customer relationships	14,384	148	14,532

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Business Services revenue growth was primarily due to increases in high-speed data and voice subscribers, organic growth in cell tower backhaul revenue and $29 million of revenue from DukeNet, which was acquired on December 31, 2013.

Selected Business Services Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2014	2013	$	%
Revenue:
Video	$89	$84	$5	6.0%
High-speed data	306	256	50	19.5%
Voice	118	96	22	22.9%
Wholesale transport	101	55	46	83.6%
Other	54	46	8	17.4%

Total revenue	$668	$537	$131	24.4%

Adjusted OIBDA(a)	$402	$312	$90	28.8%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 18.2% increase in operating costs and expenses, primarily as a result of an increase in sales and marketing costs due to increased headcount and higher compensation costs per employee, including increased commissions. This increase was partially offset by lower voice costs due to the in-sourcing of voice transport, switching and interconnection services.

Business Services Subscriber Metrics

(in thousands)		Net
	12/31/2013	Additions	3/31/2014
Video	196	—	196
High-speed data	517	14	531
Voice	275	14	289

Single play	327	1	328
Double play	230	9	239
Triple play	67	3	70

Customer relationships	624	13	637

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

Advertising revenue increased primarily due to growth in political advertising revenue as well as non-political advertising revenue from advertising inventory sold on behalf of other video distributors. Other revenue increased primarily due to affiliate fees from the Residential Services segment as well as other distributors of the Los Angeles regional sports networks.

Selected Other Operations Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2014	2013	$	%
Revenue:
Advertising	$247	$228	$19	8.3%
Other	153	149	4	2.7%

Total revenue	$400	$377	$23	6.1%

Adjusted OIBDA(a)	$173	$165	$8	4.8%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 7.1% increase in operating costs and expenses, primarily related to growth in costs associated with advertising inventory sold on behalf of other video distributors.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment decreased 1.2% year over year to $727 million for the first quarter of 2014. This decrease was driven by operating efficiencies, including decreased headcount, particularly in information technology.

CONSOLIDATED NET INCOME

Net Income Attributable to TWC Shareholders was $479 million, or $1.71 per basic common share and $1.70 per diluted common share, for the first quarter of 2014 compared to $401 million, or $1.35 per basic common share and $1.34 per diluted common share, for the first quarter of 2013.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2014 and 2013 detailed in Note 2 to the accompanying consolidated financial statements, were $503 million and $1.78, respectively, for the first quarter of 2014 compared to $423 million and $1.41, respectively, for the first quarter of 2013. Adjusted Diluted EPS for the first quarter of 2014 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2014	2013	$	%
Net income attributable to TWC shareholders	$479	$401	$78	19.5%
Adjusted net income attributable to TWC shareholders(a)	$503	$423	$80	18.9%
Net income per common share attributable to TWC common shareholders:
Basic	$1.71	$1.35	$0.36	26.7%
Diluted	$1.70	$1.34	$0.36	26.9%
Adjusted Diluted EPS(a)	$1.78	$1.41	$0.37	26.2%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the first three months of 2014 decreased 4.8% to $629 million from $661 million in the first three months of 2013, due mainly to an increase in capital expenditures. Capital Expenditures, which totaled $834 million for the first three months of 2014, increased primarily due to the Company’s investments to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the first three months of 2014 was $1.4 billion, a 0.2% increase from the first three months of 2013. This slight increase was primarily driven by higher Adjusted OIBDA and lower net interest payments, partially offset by an increase in working capital requirements.

(in millions; unaudited)	1st Quarter
			Change
	2014	2013	$	%
Adjusted OIBDA(a)	$1,980	$1,912	$68	3.6%
Net interest payments	(415)	(457)	42	(9.2%)
Net income tax payments	2	(17)	19	(111.8%)
All other, net, including working capital changes(b)	(170)	(44)	(126)	286.4%

Cash provided by operating activities(b)	1,397	1,394	3	0.2%
Add: Excess tax benefit from exercise of stock options	78	49	29	59.2%
Less:
Capital expenditures	(834)	(770)	(64)	8.3%
Cash paid for other intangible assets	(12)	(12)	—	—

Free Cash Flow(a)(b)	629	661	(32)	(4.8%)
Economic Stimulus Act impacts(c)	—	—	—	NM

Free Cash Flow excluding Economic Stimulus Act impacts	$629	$661	$(32)	(4.8%)

NM—Not meaningful.

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $58 million and $29 million for the first quarters of 2014 and 2013, respectively, which reduced cash provided by operating activities and Free Cash Flow for the respective periods.
(c)	As the Company made no federal income tax payments during the first quarter of 2014 and 2013, the Economic Stimulus Acts had no impact on Free Cash Flow for each period. Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt, which totaled $24.3 billion as of March 31, 2014, decreased from December 31, 2013 as Free Cash Flow more than offset the cash used for share repurchases and dividends.

(in millions; unaudited)	3/31/2014	12/31/2013
Long-term debt	$22,792	$23,285
Debt due within one year	3,062	1,767

Total debt	25,854	25,052
Cash and equivalents	(1,557)	(525)

Net debt(a)	$24,297	$24,527

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL

Time Warner Cable returned $422 million to shareholders during the first quarter of 2014. During the first quarter of 2014, share repurchases totaled $208 million or 1.5 million shares of common stock prior to the suspension of the TWC stock repurchase program on February 13, 2014 as a result of the Company’s entry into the merger agreement with Comcast. As of March 31, 2014, $2.7 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid a regular dividend of $0.75 per share of common stock, $214 million in aggregate, during the first quarter of 2014.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 4 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, April 24, 2014. To listen to the call, visit www.twc.com/investors.

FORWARD-LOOKING STATEMENTS AND DISCLAIMERS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and Time Warner Cable intends that all such statements be covered by the safe harbor provisions of the federal securities laws. Statements herein regarding future financial and operating results and any other statements about future expectations, including any statements related to the proposed acquisition of Time Warner Cable by Comcast Corporation (“Comcast”), constitute “forward-looking statements.” These forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. These statements are based on management’s current expectations or beliefs and may involve estimates and assumptions that are subject to risks, uncertainties and other factors, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable, including the proposed acquisition by Comcast. Additional information concerning these and other factors can be found in Time Warner Cable’s and Comcast’s respective filings with the Securities and Exchange Commission (the “SEC”), including Time Warner Cable’s and Comcast’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Time Warner Cable and Comcast assume no obligation to, and expressly disclaim any such obligation to, update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

ADDITIONAL INFORMATION

Time Warner Cable filed a preliminary proxy statement for its 2014 annual meeting of stockholders with the SEC on April 8, 2014 and expects to provide any definitive proxy statement to its security holders. INVESTORS AND SECURITY HOLDERS OF TIME WARNER CABLE ARE URGED TO READ THIS DOCUMENT AND ANY OTHER DOCUMENTS FILED BY TIME WARNER CABLE WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (when available) and any other documents filed with the SEC by Time Warner Cable through the web site maintained by the SEC at http://www.sec.gov.

In connection with the proposed transaction between Comcast and Time Warner Cable, on March 20, 2014, Comcast filed with the SEC, a registration statement on Form S-4 that includes a preliminary joint proxy statement of Comcast and Time Warner Cable that also constitutes a preliminary prospectus of Comcast. The registration statement has not yet become effective. After the registration statement is declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to shareholders of Comcast and Time Warner Cable. INVESTORS AND SECURITY HOLDERS OF COMCAST AND TIME WARNER CABLE ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by Comcast or Time Warner Cable through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Comcast are available free of charge on Comcast’s website at http://cmcsa.com or by contacting Comcast’s Investor Relations Department at 866-281-2100. Copies of the documents filed with the SEC by Time Warner Cable will be available free of charge on Time Warner Cable’s website at http://ir.timewarnercable.com or by contacting Time Warner Cable’s Investor Relations Department at 877-446-3689.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Comcast, Time Warner Cable, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed Time Warner Cable/Comcast transaction and, with respect to Time Warner Cable and certain of its affiliates, in the solicitation of proxies in connection with Time Warner Cable’s 2014 annual meeting of stockholders. Information about the directors and executive officers of Time Warner Cable is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 18, 2014, and its preliminary proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 8, 2014. Information about the directors and executive officers of Comcast is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 12, 2014, and its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 11, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary joint proxy statement/prospectus filed with the SEC and Time Warner Cable’s preliminary proxy statement and will be contained in the definitive joint proxy statement/prospectus, definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Contacts:
Corporate Communications		Investor Relations
Eric Mangan	(212) 364-8297	Tom Robey	(212) 364-8218
		Laraine Mancini	(212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,
	2014	2013
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$1,557	$525
Receivables, less allowances of $81 million and $77 million as of March 31, 2014 and December 31, 2013, respectively	836	954
Deferred income tax assets	326	334
Other current assets	395	331

Total current assets	3,114	2,144
Investments	64	56
Property, plant and equipment, net	15,077	15,056
Intangible assets subject to amortization, net	600	552
Intangible assets not subject to amortization	26,012	26,012
Goodwill	3,138	3,196
Other assets	1,148	1,257

Total assets	$49,153	$48,273

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$445	$565
Deferred revenue and subscriber-related liabilities	193	188
Accrued programming and content expense	907	869
Current maturities of long-term debt	3,062	1,767
Other current liabilities	1,792	1,837

Total current liabilities	6,399	5,226
Long-term debt	22,792	23,285
Deferred income tax liabilities, net	12,101	12,098
Other liabilities	763	717
TWC shareholders’ equity:
Common stock, $0.01 par value, 278.6 million and 277.9 million shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	3	3
Additional paid-in capital	6,838	6,951
Retained earnings (accumulated deficit)	255	(55)
Accumulated other comprehensive income (loss), net	(2)	44

Total TWC shareholders’ equity	7,094	6,943
Noncontrolling interests	4	4

Total equity	7,098	6,947

Total liabilities and equity	$49,153	$48,273

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2014	2013
		(recast)
	(in millions, except
	per share data)
Revenue	$5,582	$5,475
Costs and expenses:
Programming and content	1,309	1,275
Sales and marketing	555	473
Technical operations	371	372
Customer care	205	197
Other operating	1,162	1,246
Depreciation	775	789
Amortization	33	32
Merger-related and restructuring costs	80	31

Total costs and expenses	4,490	4,415

Operating Income	1,092	1,060
Interest expense, net	(364)	(398)
Other income (expense), net	15	(1)

Income before income taxes	743	661
Income tax provision	(264)	(260)

Net income	479	401
Less: Net income attributable to noncontrolling interests	—	—

Net income attributable to TWC shareholders	$479	$401

Net income per common share attributable to TWC common shareholders:
Basic	$1.71	$1.35

Diluted	$1.70	$1.34

Average common shares outstanding:
Basic	277.8	295.1

Diluted	281.8	299.4

Cash dividends declared per share of common stock	$0.75	$0.65

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income	$479	$401
Adjustments for noncash and nonoperating items:
Depreciation	775	789
Amortization	33	32
(Income) loss from equity-method investments, net of cash distributions	(7)	1
Deferred income taxes	40	113
Equity-based compensation expense	50	42
Excess tax benefit from equity-based compensation	(78)	(49)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	105	132
Accounts payable and other liabilities	64	(38)
Other changes	(64)	(29)

Cash provided by operating activities	1,397	1,394

INVESTING ACTIVITIES
Capital expenditures	(834)	(770)
Purchases of investments	(2)	(325)
Return of capital from investees	—	7
Proceeds from sale, maturity and collection of investments	18	—
Acquisition of intangible assets	(12)	(12)
Other investing activities	11	7

Cash used by investing activities	(819)	(1,093)

FINANCING ACTIVITIES
Short-term borrowings, net	1,544	—
Repayments of long-term debt	(750)	—
Repurchases of common stock	(259)	(660)
Dividends paid	(214)	(195)
Proceeds from exercise of stock options	79	54
Excess tax benefit from equity-based compensation	78	49
Taxes paid in cash in lieu of shares issued for equity-based compensation	(66)	(51)
Net collateral received on derivative financial instruments	43	—
Other financing activities	(1)	(9)

Cash provided (used) by financing activities	454	(812)

Increase (decrease) in cash and equivalents	1,032	(511)
Cash and equivalents at beginning of period	525	3,304

Cash and equivalents at end of period	$1,557	$2,793

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	COMCAST MERGER

On February 12, 2014, Time Warner Cable Inc. (“TWC” or the “Company”) entered into an Agreement and Plan of Merger with Comcast Corporation (“Comcast”) whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). Upon completion of the Comcast merger, all of the outstanding shares of the Company will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. The Comcast merger, which is expected to close by the end of 2014, is subject to the approval of the Company’s and Comcast’s stockholders, regulatory approvals and certain other closing conditions. Charter Communications, Inc., which in January 2014 disclosed an unsolicited bid to acquire the Company, has indicated that it intends to solicit proxies from the Company’s stockholders in opposition to the Comcast merger.

2.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three months ended March 31, 2014 and 2013:

(in millions, except per share data)			Operating		Income Tax	TWC Net	Diluted
	OIBDA(a)	D&A(a)	Income	Other(a)	Provision	Income(a)	EPS(a)
1st Quarter 2014:
As reported	$1,900	$(808)	$1,092	$(349)	$(264)	$479	$1.70
Year-over-year change, as reported:
$	$19	$13	$32	$50	$(4)	$78	$0.36
%	1.0%	(1.6%)	3.0%	(12.5%)	1.5%	19.5%	26.9%

Items affecting comparability:
Merger-related and restructuring costs	80	—	80	—	(31)	49	0.17
Gain on equity award reimbursement obligation to Time Warner(b)	—	—	—	(1)	—	(1)	—
Impact of certain state and local tax matters(c)	—	—	—	—	(24)	(24)	(0.09)

As adjusted	$1,980	$(808)	$1,172	$(350)	$(319)	$503	$1.78
Year-over-year change, as adjusted:
$	$68	$13	$81	$44	$(45)	$80	$0.37
%	3.6%	(1.6%)	7.4%	(11.2%)	16.4%	18.9%	26.2%

1st Quarter 2013:
As reported	$1,881	$(821)	$1,060	$(399)	$(260)	$401	$1.34

Items affecting comparability:
Merger-related and restructuring costs	31	—	31	—	(12)	19	0.06
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	5	(2)	3	0.01

As adjusted	$1,912	$(821)	$1,091	$(394)	$(274)	$423	$1.41

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount represents the impact of the passage of the New York State budget during the first quarter of 2014 that, in part, lowers the New York State business tax rate beginning in 2016.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three months ended March 31, 2014 and 2013 is as follows:

(in millions)	1st Quarter
			Change
	2014	2013	$	%
Adjusted OIBDA(a)	$1,980	$1,912	$68	3.6%
Adjusted OIBDA margin(b)	35.5%	34.9%
Merger-related and restructuring costs	(80)	(31)	(49)	158.1%

OIBDA(a)	1,900	1,881	19	1.0%
Depreciation	(775)	(789)	14	(1.8%)
Amortization	(33)	(32)	(1)	3.1%

Operating Income	$1,092	$1,060	$32	3.0%

(a)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Effective in the first quarter of 2014, the Company determined it has three reportable segments. The Company has recast its financial information and disclosures for the prior period to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented.

The Company classifies its operations into the following reportable segments:

—    Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including home automation and monitoring.

—    Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

—    Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenues and costs, including those derived from the Advance/Newhouse Partnership and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

In addition to the above reportable segments, the Company has shared functions (referred to as “Shared Functions”) that include activities not attributable to a specific reportable segment. Shared Functions consists of operating costs and expenses associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

In evaluating the profitability of the Company’s segments, the components of net income (loss) below OIBDA, as defined below, are not separately evaluated by management at the segment level. Due to the nature

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

of the Company’s operations, a majority of its assets, including its distribution systems, are utilized across the Company’s operations and are not segregated by segment. In addition, segment assets are not reported to, or used by, management to allocate resources or assess the performance of the Company’s segments. Accordingly, the Company has not disclosed asset information by segment.

Segment information for the three months ended March 31, 2014 and 2013 is as follows:

(in millions)	1st Quarter 2014
	Residential	Business	Other
	Services	Services	Operations	Shared	Intersegment	Total
	Segment	Segment	Segment	Functions	Eliminations	Consolidated
Revenue(a)	$4,568	$668	$400	$—	$(54)	$5,582
Operating costs and expenses	(2,436)	(266)	(227)	(727)	54	(3,602)

Adjusted OIBDA(b)	2,132	402	173	(727)	—	1,980
Merger-related and restructuring costs	—	—	—	(80)	—	(80)

OIBDA(b)	$2,132	$402	$173	$(807)	$—	1,900

Depreciation						(775)
Amortization						(33)

Operating Income						$1,092

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	1st Quarter 2013
	Residential	Business	Other
	Services	Services	Operations	Shared	Intersegment	Total
	Segment	Segment	Segment	Functions	Eliminations	Consolidated
Revenue(a)	$4,611	$537	$377	$—	$(50)	$5,475
Operating costs and expenses	(2,440)	(225)	(212)	(736)	50	(3,563)

Adjusted OIBDA(b)	2,171	312	165	(736)	—	1,912
Merger-related and restructuring costs	—	—	—	(31)	—	(31)

OIBDA(b)	$2,171	$312	$165	$(767)	$—	1,881

Depreciation						(789)
Amortization						(32)

Operating Income						$1,060

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by the Company’s RSNs and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

4.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

—	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

—	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

—	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

—	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.